Exhibit 3.7

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

CHAPARRAL STEEL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY;

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and proposing and recommending to the sole stockholder of the Corporation, Texas Industries, Inc., that the Restated Certificate of Incorporation of the Corporation be so amended. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Article First thereof so that, as amended, said Article shall be and read in its entirety as follows:

“First. The name of the Corporation shall be CHAPARRAL INVESTMENTS, INC.”

SECOND: That thereafter, in accordance with section 228 of the General Corporation Law of the State of Delaware, the resolution of the Board of Directors of the Corporation was proposed to the sole stockholder of the Corporation and duly adopted by unanimous written consent of said stockholder as an amendment to the Restated Certificate of Incorporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said CHAPARRAL STEEL COMPANY has caused this certificate to be signed this 22nd day of February, 2005.

CHAPARRAL STEEL COMPANY

By:	/s/ Richard M. Fowler
Richard M. Fowler
Executive Vice President-Finance